Exhibit 99.1

FibroGen Announces the Sale of FibroGen China to AstraZeneca for
Approximately $160 Million

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Purchase price represents enterprise value of $85 million plus FibroGen net cash held in China at closing, currently estimated to be approximately $75 million
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Upon close, FibroGen will repay its term loan to Morgan Stanley Tactical Value, further simplifying the Company’s capital structure
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Company’s cash runway extended into 2027
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Company to continue to advance its oncology pipeline, with the initiation of the Phase 2 monotherapy trial of FG-3246 in metastatic castration-resistant prostate cancer (mCRPC) in 2Q 2025
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Preliminary unaudited cash, cash equivalents, and accounts receivable of $121.1 million as of December 31, 2024
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FibroGen to host conference call and webcast presentation today at 8:30 AM ET

SAN FRANCISCO, February 20, 2025 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today announced the sale of its China subsidiary to AstraZeneca for approximately $160 million.

“Today, we announced the sale of FibroGen China to AstraZeneca, our long-time strategic partner for roxadustat in China, bolstering our company on several fronts. It strengthens our financial position, meaningfully extending our cash runway into 2027, and enables us to continue progressing the clinical development program for FG-3246, our first-in-class, CD46 targeting antibody drug conjugate, and FG-3180, our companion PET imaging agent, in mCRPC,” said Thane Wettig, Chief Executive Officer of FibroGen. “After a thorough evaluation of alternatives, we believe selling our China operations and repaying our term loan is in the best interest of FibroGen’s stakeholders. We are grateful for our China colleagues, and in particular Christine Chung, our Head of China Operations, for their unwavering commitment to patients and successful commercialization of roxadustat in China. Now, we turn the page to the next exciting chapter for FibroGen.”

Under the terms of the agreement, FibroGen will receive an enterprise value of $85 million plus FibroGen net cash held in China at closing, currently estimated to be approximately $75 million, totaling approximately $160 million. The transaction is expected to close by mid-2025, pending customary closing conditions, including regulatory review in China. Following the close of the transaction, FibroGen will repay its term loan facility to investment funds managed by Morgan Stanley Tactical Value, further simplifying the Company’s capital structure. The combined transactions are expected to extend the Company’s cash runway into 2027.

Upon closing, AstraZeneca will obtain all rights to roxadustat in China. Roxadustat is the category leader in brand value share for the treatment of anemia in chronic kidney disease with a pending regulatory decision for chemotherapy-induced anemia.

FibroGen maintains its rights to roxadustat in the U.S. and in all markets not licensed to Astellas. The Company continues to evaluate a development plan for roxadustat in anemia associated with lower-risk myelodysplastic syndrome (LR-MDS), a high-value indication with significant unmet medical need. The Company is planning for an FDA meeting in the second quarter of 2025 to determine the potential next steps for the development program for roxadustat in the U.S.

In addition, FibroGen continues to advance the clinical development of its lead asset, FG-3246, and its companion PET imaging agent, FG-3180, with the initiation of the Phase 2 monotherapy trial of FG-3246 in patients with mCRPC expected in the second quarter of 2025.

BofA Securities, Inc. is acting as exclusive financial advisor and Ropes & Gray LLP is acting as legal advisor to FibroGen on this transaction.

Conference Call and Webcast Presentation

FibroGen management team will host a conference call and webcast presentation today, February 20, 2025 at 8:30 a.m. ET to discuss the sale of FibroGen China. A live Q&A session will follow the brief presentation. Interested parties may access a live audio webcast of the conference call here. To access the call by phone, please register here, and you will be provided with dial in details. A replay of the webcast will also be available for a limited time on the Events & Presentations page on FibroGen’s website.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company focused on development of novel therapies at the frontiers of cancer biology and anemia. Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate a development plan for roxadustat in anemia associated with lower-risk myelodysplastic syndrome (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46 is in development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, including statements regarding its commercial products and clinical programs and those of its collaboration partners Fortis and UCSF. These forward-looking statements include, but are not limited to, statements regarding the net cash portion of the purchase price and closing of the sale of FibroGen China as well as the payoff of the Morgan Stanley Tactical Value term loan, use of proceeds, and statements regarding the expectation that cash, cash equivalents and accounts receivable will be sufficient to fund FibroGen’s operating plans into 2027, and statements about FibroGen’s plans and objectives. These forward-looking statements are typically identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. FibroGen’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in FibroGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and FibroGen undertakes no obligation to update any forward-looking statement in this press release, except as required by law.